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                                                                       EXHIBIT 3
                                                                       ---------
                           ALLIS-CHALMERS CORPORATION
                            5075 Westheimer Suite 890
                              Houston, Texas 77056



                                 August 5, 2004


VIA FAX AND E-MAIL SEMERSON@EMERSONIG.COM
-----------------------------------------


Steve Emerson
Emerson Investments

         RE:     PRIVATE PLACEMENT OF COMMON STOCK BY ALLIS-CHALMERS CORPORATION
                 ---------------------------------------------------------------

Dear Mr. Emerson:

         The purpose of this letter is to confirm that, in connection with your investment in the Common Stock of Allis-Chalmers Corporation pursuant to the Stock Purchase Agreement dated August 10, 2004 (the "Stock Purchase Agreement"):

(1) you will not be required to suspend sales of shares pursuant to the Registration Statement (as defined in the Stock Purchase Agreement) as a result of any secondary offering of shares by the Allis-Chalmers Corporation;

(2) Section 6.4 of the Stock Purchase Agreement shall not be deemed to reduce Allis-Chalmers Corporation's obligations under the last sentence of Section 6.2 of the Stock Purchase Agreement (except with respect to a person eligible to sell all Shares in a single transaction pursuant to Rule 144); and

(3) With respect to Section 1 of the Amendment to Stock Purchase Agreement dated August 10, 2004: during the referenced six month period the Company will not issue any rights to acquire, or enter into any agreement involving the issuance of, its Common Stock, unless (a) the transaction is one contemplated by said Section 1, i.e., the issuance of Common Stock or convertible securities for cash (and not the issuance of other types of securities or a bundle of two or more types of securities), or (b) the Company and you mutually agree upon the number of additional shares of Common Stock to be issued to you in order to achieve the objectives of said Section 1, i.e., that you obtain the same value for your investment as any subsequent investor during the six month period.


                                            Sincerely,

                                            /S/ TODD C. SEWARD
                                            ------------------
                                            Todd Seward,
                                            Chief Accounting Officer